Exhibit 10.9

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to the December 10, 1999 Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation (hereinafter referred to as "Employer"), and William R. Godfrey (hereinafter referred to as "Employee"), attached hereto and incorporated herein by reference is effective as of December 13, 2004 . This Addendum shall modify, amend and supersede any conflicting or inconsistent language contained in the previously executed Employment Agreement.

ARTICLE II

TERM OF EMPLOYMENT - TERM OF AGREEMENT

Employee and Employer agree to extend the term of employment set forth in Article II of the Employment Agreement for a period of two (2) years from December 31, 2005 terminating December 31, 2007, subject, however, to prior termination as provided in Article VII of the Employment Agreement and all other terms of the Employment Agreement and this Addendum.

ARTICLE XVIII

EMPLOYEE'S CONSENT TO EMPLOYER'S RIGHT TO ASSIGN THE NONCOMPETITION AGREEMENT CONTAINED IN ARTICLE VI OF THE EMPLOYMENT AGREEMENT

1. Employee expressly acknowledges, understands and agrees that in exchange for the consideration described below, Employer has the unconditional right to assign all of its rights, entitlements, and obligations set forth in Article VI of the Employment Agreement. Employee expressly agrees that all the covenants contained in Article VI inure to the benefit of and are enforceable by Employer's successors or assigns. Employee acknowledges and understands that through this provision Employer has the right to assign the covenants contained in Article VI, including, but not limited to, those outlined in subsections (a) through (c) of section "2" of Article VI to an entity in the future that is unknown at this time.

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2. Employer agrees to pay to Employee the amount of $25,000 in exchange for Employee's agreement to the provisions of section "1" of this Addendum. Employee agrees and acknowledges that this payment is in addition to the consideration Employee is entitled to receive under the terms of the Employment Agreement and that he/she would not be entitled to receive this payment but for his/her agreement to this Addendum.

3. Employee acknowledges that he has carefully considered the restrictions upon his post-employment activities set forth in Article VI of the Employment Agreement and this Addendum and that they are fair and reasonable as to their geographic scope and temporal duration, and do not unduly restrict his ability to engage in a lawful profession or business. Employee and Employer further agree that should a Court of competent jurisdiction find any of the covenants set forth in Article VI of the Employment Agreement or this Addendum to be unenforceable due to an unreasonable geographic scope, temporal limitation, or otherwise, the Court shall nevertheless enforce the covenants, but only to the extent the Court determines would be deemed reasonable under the law."

4. Employee understands and agrees that the provisions of this Addendum shall survive any termination of the Employment Agreement.

5. Employee agrees and acknowledges that this Addendum has been negotiated at arm's length and that Employee has been advised to consult an attorney prior to executing this Addendum and has had an opportunity to consult an attorney prior to executing this Addendum.

This Addendum, and the companion Employment Agreement dated December 10, 1999 , contain all of the understandings and agreements between the parties concerning Employee's employment, and Employee acknowledges that this Addendum and the Employment Agreement may only be modified or amended in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement at Las Vegas, Nevada, on the 13th day of December , 2004.

SIERRA HEALTH SERVICES, INC.

By:       /s/ Anthony M. Marlon, M.D.
       Anthony M. Marlon, M.D.
       Chief Executive Officer
        P.O. Box 15645
        Las Vegas, NV 89114-5645

EMPLOYEE

By:       /s/ William R. Godfrey
        William R. Godfrey
        Executive Vice President, Administrative Services